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                                                                     EXHIBIT 4.3

THIS SHARE MORTGAGE AGREEMENT is dated 21 November 2005 and is made

BETWEEN:

(1) LORAL SKYNET CORPORATION (formerly known as Orion, Inc.) as mortgagor (the MORTGAGOR); and

(2) THE BANK OF NEW YORK (the COLLATERAL AGENT as collateral agent and trustee for each of the Beneficiaries (as defined below)).

WHEREAS:

(A) The Mortgagor entered into an indenture (as the same may be amended, supplemented or otherwise modified from time to time, the INDENTURE), dated as of 21 November 2005 with, among others, the Collateral Agent, pursuant to which the Mortgagor has issued 14% senior secured cash/PIK notes due 2015 (the NOTES);

(B) The Mortgagor has agreed to enter into this Share Mortgage Agreement to secure its obligations under the Indenture and the Notes;

(C) It is intended by the parties to this Share Mortgage Agreement that it shall take effect as a deed notwithstanding the fact that a party may execute it under hand only.

NOW IT IS AGREED as follows:

1.    DEFINITIONS AND INTERPRETATION

1.1   DEFINITIONS

Save as expressly defined in this Share Mortgage Agreement, capitalised terms defined in the Indenture or defined in the recitals to this Share Mortgage Agreement shall have the same meaning when used in this Share Mortgage Agreement. In addition:

BENEFICIARY means each of the Collateral Agent, the Trustee and the Noteholders.

COMPANIES ORDINANCE means the Companies Ordinance (Chapter 32 of the Laws of Hong Kong).

ENFORCEMENT EVENT means the current and continuing occurrence of an Event of Default.

FINANCE DOCUMENTS means the Indenture, the Notes, the Collateral Documents and this Share Mortgage Agreement.

HK$ or HONG KONG DOLLAR means the lawful currency of Hong Kong.

HONG KONG means the Hong Kong Special Administrative Region of the People's Republic of China.

COMPANY means Loral Asia Pacific Satellite (HK) Limited.

NOTEHOLDER means a holder of the Notes, in whose name a Note is registered on the Registrar's books.

RECEIVER includes any person or persons appointed (and any additional person or persons appointed or substituted) as receiver, manager, or receiver and manager under this Share Mortgage Agreement or otherwise.

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REQUIRED PERCENTAGE means the percentage of the total issued share capital of the Company which is equivalent to a 99% interest in the Company.

SECURED LIABILITIES has the meaning given to the term "Secured Obligations" in the Security Agreement.

SECURITY INTEREST means any mortgage, charge, pledge, lien, hypothecation, security assignment or other security interest or any other agreement, trust or arrangement (including a right of set-off or combination) having a similar effect.

SECURITY PERIOD means the period beginning on the date of this Share Mortgage Agreement and ending on the date on which the Collateral Agent is satisfied that all the Secured Liabilities have been unconditionally and irrevocably paid and discharged in full.

SECURITY SHARES means the Shares and the Share Rights in respect of such Shares.

SHARE MORTGAGES means the mortgages and charges created or purported to be created by Clause 3.1 (Mortgage).

SHARE RIGHTS means, in relation to the Shares:

(a) all dividends and other distributions paid or payable after the date of this Share Mortgage Agreement on all or any of the Shares; and

(b) all stocks, shares, securities (and the dividends, distributions or interest thereon), rights, money, allotments, benefits or property accruing or offered at any time by way of redemption, bonus, preference, option rights or otherwise to or in respect of any of the Shares or in substitution, conversion or exchange for any of the Shares.

SHARES means:

(a) such shares issued by the Company to the Mortgagor which represent the Required Percentage being, as at the date of this Share Mortgage Agreement, those shares which are specified against the name of the Mortgagor in Schedule 2 (Shares); and

(b) any other shares issued by the Company from time to time provided by the Mortgagor under Clause 3.3 (Maintenance of Required Percentage).

1.2   CONSTRUCTION OF SPECIFIC TERMS

(a) In this Share Mortgage Agreement, unless the context requires otherwise, a reference to:

      (i) an AGENCY of a state includes any local or other authority, self regulating or other recognised body or agency, central or federal bank, department, government, legislature, minister, ministry, self regulating organisation, official or public or statutory person (whether autonomous or not) of, or of the government of, that state or any political sub-division in or of that state;

      (ii) a document being IN THE AGREED FORM or IN THE APPROVED FORM means in a form agreed or, as applicable, approved by the Collateral Agent;

      (iii) an AGREEMENT includes any legally binding agreement, arrangement, concession, contract, deed or franchise (in each case whether oral or written);

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      (iv)  an AMENDMENT includes any amendment, supplement, variation, novation, modification, replacement or restatement and derivative forms shall be construed accordingly;

      (v) an AUTHORISATION includes an authorisation, consent, approval, resolution, licence, permit, exemption, filing, registration, notification or notarisation;

      (vi) a DISPOSAL includes a sale, transfer, letting or lending and DISPOSE shall be construed accordingly;

      (vii) a provision or matter INCLUDING or which INCLUDES shall be construed without limitation to any events, circumstances, conditions, acts or matters specified after those words;

      (viii) INDEBTEDNESS includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

      (ix)  MORTGAGE includes a transfer or assignment by way of mortgage;

      (x)   a PARTY means a party to this Share Mortgage Agreement;

      (xi) a PERSON includes any individual, firm, company, corporation or other body corporate, government, state or agency of a state or any association, trust, fund or partnership (whether or not having separate legal personality);

      (xii) a REGULATION includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

      (xiii) RESERVATIONS means the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, the limitation on enforcement as a result of laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws affecting the rights of creditors generally, the statutory time-barring of claims, defences of set-off or counterclaim, steps necessary to perfect a Security Interest where such steps are not required to be performed under the terms of any Finance Document until a future date, rules against penalties and similar principles of law in other jurisdictions relevant in the context of the Finance Documents; and

      (xiv) a SHARE or SHARE CAPITAL includes a share, limited or other partnership interest, stock and any other interest in, or related to, equity.

(b) If the Collateral Agent (on the basis of legal advice received by it for this purpose) considers that an amount paid by the Mortgagor to it under any Finance Document is capable of being avoided or otherwise set aside on the liquidation or administration of the Mortgagor or otherwise, then such amount shall not be considered to have been irrevocably paid for the purposes of this Share Mortgage Agreement.

(c) The Beneficiaries shall not be concerned to see or investigate the powers or authorities of the Mortgagor or their respective officers or agents, and moneys obtained or Secured Liabilities incurred in purported exercise of such powers or authorities or by any person purporting to be the Mortgagor shall be deemed to form a part of the Secured Liabilities, and SECURED LIABILITIES shall be construed accordingly.

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1.3   GENERAL CONSTRUCTION

In construing this Share Mortgage Agreement, unless the context otherwise requires:

(a) a reference to a person includes, as appropriate, its successors, permitted assignees or transferees;

(b) references to Clauses and Schedules are references to, respectively, clauses of and schedules to this Share Mortgage Agreement and references to this Share Mortgage Agreement include its Schedules;

(c) a reference to any agreement (including any Finance Document) shall be construed as a reference to that agreement as it may from time to time be amended without giving rise to a breach of that agreement or a Finance Document;

(d) a provision of law is a reference to that provision as extended, applied or amended from time to time and includes any statute, ordinance or other legislative measure and any subordinate legislation made thereunder;

(e)   a time of day is a reference to Hong Kong time;

(f) the index to and the headings in this Share Mortgage Agreement are inserted for convenience only and are to be ignored in construing this Share Mortgage Agreement;

(g)   words importing one gender include any other gender;

(h)   words importing the plural include the singular and vice versa;

(i) where a term is defined in this Share Mortgage Agreement in plural form to mean persons or things a reference to that term in singular form shall be construed as meaning any such person or thing;

(j) a provision obliging a Mortgagor to refrain from an activity shall be construed as also obliging the Mortgagor not to enter into or permit to subsist an agreement to perform that activity unless the agreement is subject to a condition which would prevent the Mortgagor being required to perform the activity in breach of a Finance Document; and

(k)   rights and obligations shall be construed as applying from time to time.

1.4   CERTIFICATES

A certificate of the Collateral Agent setting forth the amount of any Secured Liability due from the Mortgagor shall be prima facie evidence of such amount against the Mortgagor in the absence of manifest error.

2.    COVENANT TO PAY

2.1   COVENANT TO PAY

The Mortgagor, as primary obligor and not merely as surety, covenants with the Collateral Agent (as agent and trustee as aforesaid) that it will on demand pay or discharge the Secured Liabilities on the date or dates on which such Secured Liabilities are expressed to become due or apply and in the manner provided in the relevant Finance Document.

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3.    SHARE MORTGAGE

3.1   MORTGAGE

The Mortgagor, as continuing security for the payment, discharge and performance of all the Secured Liabilities at any time owed or due to the Beneficiaries (or any of them), as sole legal and beneficial owner hereby assigns and transfers absolutely (by way of first fixed equitable mortgage) and agrees to mortgage and charge (by way of first fixed charge) in favour of the Collateral Agent (as agent and trustee for the Beneficiaries):

(a) all Shares held now or in the future by it and/or any nominee on its behalf; and

(b) all Share Rights accruing to all or any of the Shares held now or in the future by it and/or any nominee on its behalf,

PROVIDED THAT:

      (i) so long as no Enforcement Event shall have occurred and be continuing, all dividends and other distributions paid or payable in respect of the Security Shares may be paid directly to the Mortgagor free from the security created under this Clause 3.1 (Mortgage) (in which case the Collateral Agent or its nominee shall promptly execute any necessary dividend mandate) and, if paid directly to the Collateral Agent, shall be paid promptly by it to the Mortgagor;

      (ii)  upon the occurrence and during the continuance of an Enforcement
            Event:

            (A) all rights of the Mortgagor to receive the dividends, principal, interest payments and other distributions paid or payable in respect of the Security Shares (notwithstanding that they may have accrued in respect of an earlier period) which the Mortgagor would otherwise be authorized to receive and retain pursuant hereto shall cease and all such rights shall thereupon become vested in the Collateral Agent who shall thereupon have the sole right to receive and when and if received by the Collateral Agent (or its nominee), shall form part of the Security Shares and be held by the Collateral Agent (as agent and trustee for the Beneficiaries) on the terms of this Share Mortgage Agreement as additional security; and

            (B) all dividends, principal, interest payments and other distributions paid or payable in respect of the Security Shares (notwithstanding that they may have accrued in respect of an earlier period) which are received by the Mortgagor (or any nominee of that Mortgagor) contrary to paragraph (A) above, shall be held on trust by the relevant recipient for the benefit of the Collateral Agent and shall forthwith be paid and transferred to the Collateral Agent in the same form so received to form part of the Security Shares and held by the Collateral Agent (as agent and trustee for the Beneficiaries) on the terms of this Share Mortgage Agreement as additional security;

      (iii) subject to paragraph (iv) below, so long as no Enforcement Event shall have occurred and be continuing, any and all voting and other consensual rights attaching to the relevant Security Shares may be exercised by the Mortgagor provided such exercise is not in violation of the terms of any Finance Documents;

      (iv)  upon the occurrence of and during the continuance of an Enforcement
            Event:

            (A)   any voting and other consensual rights; or

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            (B)   any other powers or rights under the terms of such Security
                  Shares,

            which the Mortgagor would otherwise be entitled to exercise pursuant hereto shall, upon written notice from the Collateral Agent to the Mortgagor, cease, and all such rights shall thereupon become vested in the Collateral Agent who shall thereupon have the sole right to exercise such voting and other rights under the terms of such Security Shares.

      (v) in order to permit the Collateral Agent to exercise the rights which it may be entitled to exercise and to receive all dividends and other distributions which it may be entitled to receive under this Clause 3.1 (Mortgage):

            (A) the Mortgagor shall promptly execute and deliver (or cause to be executed and delivered) to the Collateral Agent all such proxies and other instruments as the Collateral Agent may from time to time reasonably request;

            (B) without limiting the effect of paragraph (iv)(A) above, the Mortgagor irrevocably appoints the Collateral Agent as the Mortgagor's proxy to exercise all voting and other consensual rights under the terms of the Security Shares which proxy shall be effective automatically and without the necessity of any action by any other person, upon the occurrence of an Event of Enforcement and which proxy shall only terminate upon the payment in full of the Secured Liabilities, the cure of such Event of Enforcement or waiver thereof as evidenced in writing by the Collateral Agent.

3.2   BENEFIT OF SECURITY

The Mortgagor acknowledges and agrees that the Collateral Agent enters into this Share Mortgage Agreement and holds the benefit of this security and the rights conferred under this Share Mortgage Agreement as agent and trustee for each of the Beneficiaries, subject to such terms and conditions as may from time to time be set out in this Share Mortgage Agreement or in the Indenture or in any other agreement entered into between the Collateral Agent and the other Beneficiaries.

3.3   MAINTENANCE OF REQUIRED PERCENTAGE

(a) The Mortgagor shall at all times ensure that the Shares constitute 99% of the issued share capital of the Company.

(b) If at any time the Shares constitute less than the Required Percentage of the total issued share capital of the Company, the Mortgagor shall, forthwith upon notice from the Collateral Agent at any time thereafter whilst such circumstances are prevailing, make available to the Collateral Agent for the purposes of this Share Mortgage Agreement such additional shares issued by the Company as are acceptable to the Collateral Agent (in its absolute discretion) and to which the Mortgagor has full legal and beneficial title, free from all Security Interests so as to restore such percentage and shall execute all such further or other documents as may be necessary or as the Collateral Agent may require in order to constitute, render enforceable or perfect security in respect of such additional shares.

4.    PERFECTION OF SECURITY, ETC.

4.1   FILINGS AND REGISTRATIONS

The Mortgagor shall on or immediately after the date of this Share Mortgage
Agreement:

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(a)   register the charges contained in this Share Mortgage Agreement with the
      Hong Kong Companies Registry in accordance with Part III of the Companies Ordinance; and

(b) enter the relevant provisions of this Share Mortgage Agreement in the Register of Mortgages and Charges kept or to be kept at the registered office of the Mortgagor.

4.2 SHARES

The Mortgagor shall on the date of this Share Mortgage Agreement:

(a) deposit with the Collateral Agent or as the Collateral Agent may direct (or procure the deposit of) all bearer instruments, share certificates or other documents of title or evidence of ownership to the Shares now owned by it; and

(b) execute and deliver (and, if required to be stamped, pre-stamped) contract notes, transfer forms or other instruments of transfer in respect of such Shares in favour of the Collateral Agent and/or its nominee(s) as transferee or any purchaser as transferee (under the powers of realisation conferred by this Share Mortgage Agreement) or, if the Collateral Agent so directs, with the transferee left blank and such other documents as may be requested by the Collateral Agent in order to enable the Collateral Agent or its nominees or any purchaser (under the powers of realisation conferred by this Share Mortgage Agreement) to be registered as the owner or otherwise to obtain a legal title to such Shares.

4.3   SHARE RIGHTS

The Mortgagor shall, promptly upon the occurrence of any declaration, payment, accrual, offer or issue of any Share Rights, notify the Collateral Agent of that occurrence and procure the delivery to the Collateral Agent or as the Collateral Agent may direct of:

(a) all bearer instruments, share certificates or other documents of title representing such items; and

(b) execute and deliver (and, if required to be stamped, pre-stamped) contract notes, transfer forms or other instruments of transfer in respect of such items in favour of the Collateral Agent and/or its nominee(s) as transferees or any purchaser as transferee (under the powers of realisation conferred by this Share Mortgage Agreement) or, if the Collateral Agent so directs, with the transferee left blank and such other documents as may be reasonably requested by the Collateral Agent in order to enable the Collateral Agent or its nominees or any purchaser (under the powers of realisation conferred by this Share Mortgage Agreement) to be registered as the owner or otherwise to obtain a legal title to such items.

4.4   PERFECTION OF TITLE

The Mortgagor shall:

(a) procure that all such transfers referred to in Clause 4.2(b) and Clause 4.3(b) are, at the request of the Collateral Agent, forthwith registered by the Mortgagor or the relevant person and that share certificates or other documents of title in the name of the Collateral Agent and/or such nominee(s) or in the name of any purchaser (under the powers of realisation conferred by this Share Mortgage Agreement) in respect of all such Shares are then promptly delivered to the Collateral Agent; and

(b) from time to time promptly execute and sign any other transfers, contract notes, powers of attorney or other documents which the Collateral Agent may require:

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      (i)   for perfecting its title or the title of any purchaser (under the powers of realisation conferred by this Share Mortgage Agreement) to any of the Security Shares; or

      (ii) for vesting any of the Security Shares in itself or its nominee or in any purchaser (under the powers of realisation conferred by this Share Mortgage Agreement).

4.5   ENFORCEMENT OF SHARE MORTGAGES

Upon the occurrence and during the continuance of an Enforcement Event the Collateral Agent shall be entitled to put into force and exercise immediately as and when it may see fit any and every power possessed by the Collateral Agent by virtue of the Share Mortgages or available to a secured creditor and in particular (without limitation):

(a) to sell all or any of the Security Shares in any manner permitted by law upon such terms as the Collateral Agent shall in its absolute discretion determine;

(b) to collect, recover or compromise and give a good discharge for any moneys payable to the Mortgagor in respect of the Security Shares or in connection therewith; and

(c) to act generally in relation to the Security Shares in such manner as the Collateral Agent shall determine.

For the avoidance of doubt, the Mortgagor agrees that the enforceability of the Share Mortgage is not dependent on the performance or non-performance by any Beneficiary of its respective obligations under the Finance Documents.

5.    REPRESENTATIONS AND WARRANTIES

5.1   REPRESENTATIONS AND WARRANTIES

On and as of the date of this Share Mortgage Agreement, the Mortgagor

(a) represents and warrants that, upon the registration pursuant to Clause 4.1 (Filings and registrations), the Share Mortgages constitute legal, valid and enforceable Security Interests over the Security Shares which are not subject to any prior or pari passu Security Interests (save for those created by or pursuant to this Share Mortgage Agreement in favour of the Collateral Agent and any other Security Interests expressly permitted under the Finance Documents); and

(b) represents and warrants that, it is, immediately before the grant of the Share Mortgages over the Security Shares, the beneficial owner of such Security Shares.

6.    UNDERTAKINGS

7.    CONTINUING SECURITY, ETC.

7.1   CONTINUING SECURITY AND FURTHER ADVANCES

The security constituted by this Share Mortgage Agreement shall be continuing, is made for securing and will extend to the ultimate balance of the Secured Liabilities, regardless of any intermediate payment or discharge in whole or in part.

7.2   REINSTATEMENT

Where any discharge (whether in respect of the obligations of the Mortgagor or any security for those obligations or otherwise) is made in whole or in part or any arrangement is made on the faith of any

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payment, security or other disposition which is avoided or must be restored, or which the Collateral Agent considers will be avoided or must be restored, on insolvency, liquidation or otherwise without limitation, the liability of the Mortgagor under this Share Mortgage Agreement shall continue as if the discharge or arrangement had not occurred.

7.3   RETENTION OF CHARGES

(a) If the Collateral Agent shall have grounds in its absolute discretion for believing:

      (i) that the Mortgagor may be insolvent or deemed to be insolvent (or otherwise unable to pay its debts as they fall due) pursuant to the provisions of the Companies Ordinance or any analogous provisions under any foreign law as at the date of any payment made by the Mortgagor to the Collateral Agent (or any Beneficiary); or

      (ii) that any payment, security or other disposition made by the Mortgagor may be avoided or may require to be restored due to insolvency, liquidation or some other event affecting the Mortgagor,

      the Collateral Agent shall be at liberty to retain the security contained in or created pursuant to this Share Mortgage Agreement until the expiry of a period of one month plus such statutory period within which any assurance, security, guarantee or payment can be avoided or invalidated after the payment and discharge in full of all Secured Liabilities notwithstanding any release, settlement, discharge or arrangement which may be given or made by the Collateral Agent on, or as a consequence of, such payment or discharge of liability.

(b) If at any time within such period referred to in Clause 7.3(a) above, a petition shall be presented to a competent court for an order for the winding-up or the making of an administration order in respect of the Mortgagor, or the Mortgagor shall commence to be wound up or to go into administration or any analogous proceedings shall be commenced by or against the Mortgagor, the Collateral Agent shall be at liberty to continue to retain such security for such further period as it may determine and such security shall be deemed to continue to have been held as security for the payment and discharge to the Collateral Agent of all Secured Liabilities.

7.4   CONCESSION OR COMPROMISE OF CLAIMS

In exercising its rights under Clauses 7.2 (Reinstatement) and 7.3 (Retention of charge), the Collateral Agent may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

8.    OTHER SECURITY, ETC.

8.1   ADDITIONAL SECURITY/NON-MERGER

This Share Mortgage Agreement is in addition to and shall not be merged in and is not in any way excluded or prejudiced by any other security now or hereafter held by any Beneficiary in respect of the Secured Liabilities or any other amount due by the Mortgagor to any Beneficiary.

9.    FURTHER ASSURANCES

(a) The Mortgagor shall at its own expense execute and do all such assurances, acts and things (including, but not limited to, making all filings and registrations necessary for the creation, perfection, protection or maintenance of any security created or intended to be created by this

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      Share Mortgage Agreement) as the Collateral Agent (if prior to the occurrence of an Enforcement Event, acting reasonably) may require:

      (i) for perfecting or protecting the security intended to be created by this Share Mortgage Agreement over the Security Shares or any part of the Security Shares; or

      (ii) for facilitating (if and when this security becomes enforceable) the realisation of the Security Shares or any part of the Security Shares; or

      (iii) (if and when the security becomes enforceable) in the exercise of all powers, authorities and discretions vested in the Collateral Agent or any Receiver of the Security Shares or any part of the Security Shares or in any such delegate or sub-delegate as aforesaid.

(b) To that intent, the Mortgagor shall in particular execute all transfers, conveyances, assignments and assurances of, or agreements or other documentation relating to, such property whether to the Collateral Agent or to its nominees and give all notices, orders and directions and make all filings and registrations that the Collateral Agent may reasonably think expedient.

10.   MANNER OF ENFORCEMENT OF SECURITY

After the security constituted by this Share Mortgage Agreement has become enforceable, the Collateral Agent may in its absolute discretion enforce all or any part of such security in such manner as it sees fit and shall not be liable to the Mortgagor for any loss arising from any omission on its part to take any steps to enforce such security or for the manner in which it enforces or refrains from enforcing any such security.

11.   RECEIVER

11.1  APPOINTMENT OF RECEIVER

(a) At any time after this security becomes enforceable, or if the Mortgagor so requests the Collateral Agent in writing at any time, the Collateral Agent may without further notice appoint under seal or in writing under its hand any one or more qualified persons to be a Receiver of all or any part of the Security Shares, to act together or independently of the other or others appointed to the extent applicable. The provisions of section 50 of the Conveyancing and Property Ordinance (as varied and extended by this Share Mortgage Agreement) shall apply to a Receiver so appointed.

(b) In this clause QUALIFIED PERSON means a person who, under applicable laws (including Part VI of the Companies Ordinance), is qualified to act as a Receiver of the property of any company with respect to which he is appointed.

11.2  POWERS OF RECEIVER

(a) Every Receiver appointed in accordance with Clause 11.1 (Appointment of Receiver) shall have and be entitled to exercise all of the powers set out in Clause 11.2(b) below in addition to those conferred by applicable laws. If at any time there is more than one Receiver of all or any part of the Security Shares, each such Receiver may (unless otherwise stated in any document appointing him) exercise all of the powers conferred on a Receiver under this Share Mortgage Agreement individually and to the exclusion of each other Receiver.

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(b)   The powers referred to in the first sentence of Clause 11.1(a) above are:

      (i) TAKE POSSESSION: to take immediate possession of, get in and collect the Security Shares or any part of the Security Shares whether accrued before or after the date of his appointment;

      (ii) BORROW MONEY: for the purpose of exercising any of the powers, authorities and discretions conferred on him by or pursuant to this Share Mortgage Agreement and/or of defraying any costs, charges, losses or expenses (including his remuneration) which shall be incurred by him in the exercise of such powers, authorities and discretions or for any other purpose, to raise and borrow money either unsecured or on the security of the Security Shares or any part of the Security Shares either in priority to the security constituted by this Share Mortgage Agreement or otherwise and generally on such terms and conditions as he may think fit and no person lending such money shall be concerned to enquire as to the propriety or purpose of the exercise of such power or to see to the application of any money so raised or borrowed;

      (iii) SELL ASSETS: to sell, exchange, grant options to purchase, license, surrender, release, disclaim, abandon, return or otherwise dispose of, convert into money or realise all or any part of the Security Shares by public auction or private contract and generally in such manner and on such terms as he shall think proper or to concur in any such transaction. Without prejudice to the generality of the foregoing he may do any of these things for a consideration consisting of cash, debentures or other obligations, shares, stock or other valuable consideration and any such consideration may be payable in a lump sum or by instalments spread over such period as he may think fit;

      (iv) COMPROMISE: to negotiate, settle, adjust, refer to arbitration, compromise, abandon and arrange any claims, accounts, disputes, questions and demands with or by any person who is or claims to be a creditor of the Mortgagor or relating in any way to the Security Shares or any part of them;

      (v) LEGAL ACTIONS: to bring, prosecute, enforce, defend and abandon all such actions, suits and proceedings in relation to the Security Shares or any part of them as may seem to him to be expedient;

      (vi) RECEIPTS: to give valid receipts for all moneys and execute all assurances and things which may be proper or desirable for realising the Security Shares;

      (vii) POWERS, DISCRETIONS, ETC.: to exercise any powers, discretions, voting, conversion or other rights or entitlements in relation to any of the Security Shares or incidental to the ownership of or rights in or to any Security Shares and to complete or effect any transaction entered into by the Mortgagor and complete, disclaim, abandon or modify all or any of the outstanding contracts or arrangements of the Mortgagor relating to or affecting all or any part of the Security Shares; and

      (viii) GENERAL POWERS: to do all such other acts and things as he may consider desirable or necessary for realising the Security Shares or any part of them or incidental or conducive to any of the matters, powers or authorities conferred on a Receiver under or by virtue of this Share Mortgage Agreement, to exercise in relation to the Security Shares or any part of them all such powers, authorities and things as he would be capable of exercising if he were the absolute beneficial owner of them, and to use the name of the Mortgagor for all or any of such purposes.

11.3  REMOVAL

The Collateral Agent may from time to time by writing under its hand remove any Receiver appointed by it and may, whenever it may deem it expedient, appoint a new Receiver in the place of any Receiver whose appointment may for any reason have terminated.

11.4  REMUNERATION

(a) Subject to any mandatory provisions of applicable laws which require otherwise, the Collateral Agent may from time to time fix the remuneration of any Receiver appointed by it (which remuneration may be or include a commission calculated by reference to the gross amount of all moneys received or otherwise and may include remuneration in connection with claims, actions or proceedings made or brought against the Receiver by the Mortgagor or any other person or the performance or discharge of any obligation imposed upon him by statute or otherwise) but such remuneration shall be payable by the Mortgagor alone; and

(b) the amount of such remuneration may be debited by the Collateral Agent to any account of the Mortgagor, but shall, in any event, form part of the Secured Liabilities and accordingly be secured on the Security Shares under the security contained in this Share Mortgage Agreement.

11.5  EXTENT OF APPOINTMENT

The exclusion of any Security Shares from the appointment of the Receiver shall not preclude the Collateral Agent from subsequently extending his or their appointment (or that of the Receiver replacing him or them) to that part or appointing another Receiver over any other part of the Security Shares.

11.6  RECEIVER IS AGENT OF THE MORTGAGOR

(a) Every Receiver duly appointed by the Collateral Agent under the powers in that respect contained in this Share Mortgage Agreement shall be deemed to be the agent of the Mortgagor for all purposes.

(b) Subject to the Companies Ordinance and any other applicable law, the Mortgagor alone shall be responsible for the contracts, engagements, acts, omissions, defaults and losses of the Receiver and for liabilities incurred by the Receiver. The Beneficiaries shall not incur any liability for them (either to the Mortgagor or to any other person whatsoever) by reason of the Collateral Agent appointing such Receiver or for any other reason whatsoever.

11.7  COLLATERAL AGENT MAY EXERCISE

To the fullest extent permitted by law, all or any of the powers, authorities and discretions which are conferred by this Share Mortgage Agreement (either expressly or impliedly) upon a Receiver of the Security Shares may be exercised after the security created under this Share Mortgage Agreement becomes enforceable by the Collateral Agent in relation to the whole of such Security Shares or any part of them without first appointing a Receiver of such property or any part of it or notwithstanding the appointment of a Receiver of such property or any part of it.

12.   POWER OF ATTORNEY

12.1  APPOINTMENT

The Mortgagor by way of security and to secure the performance of its obligations under this Share Mortgage Agreement and under the Finance Documents irrevocably appoints the Collateral Agent and every Receiver of the Security Shares or any part of them appointed under this Share Mortgage Agreement and every such delegate or sub-delegate as aforesaid to be its attorney acting severally, and on its behalf and in its name or otherwise, after the occurrence of an Enforcement Event or where the Mortgagor has failed to perform any of its obligations under Clause 9 (Further Assurances):

(a) to execute and do all such assurances, acts and things which the Mortgagor is required to do and fails to do under the covenants and provisions contained in this Share Mortgage Agreement (including, without limitation, to make any demand upon or to give any notice or receipt to any person owing moneys to the Mortgagor and to execute and deliver any charges, legal mortgages, assignments or other security and any transfers of securities);

(b) generally in its name and on its behalf to exercise all or any of the powers, authorities and discretions conferred by or pursuant to this Share Mortgage Agreement or by statute on the Collateral Agent or any such Receiver, delegate or sub-delegate; and

(c) (without prejudice to the generality of the foregoing) to seal and deliver and otherwise perfect any deed, assurance, agreement, instrument or act which it or he may reasonably deem proper in or for the purpose of exercising any of such powers, authorities and discretions or so as to vest any Security Share in any purchaser or other person with whom the Collateral Agent or (as the case may be) such Receiver is dealing.

12.2  RATIFICATION

The Mortgagor ratifies and confirms and agrees to ratify and confirm whatever any such attorney as is mentioned in Clause 12.1 (Appointment) shall do or purport to do in the exercise or purported exercise of all or any of the powers, authorities and discretions referred to in such Clause 12.1 (Appointment).

13.   WAIVERS, REMEDIES CUMULATIVE

(a) The rights of the Collateral Agent and each Beneficiary under this Share Mortgage Agreement:

      (i)   may be exercised as often as necessary;

      (ii)  are cumulative and not exclusive of its rights under general law;
            and

      (iii) may be waived only in writing and specifically.

      Delay in exercising or non-exercise of any such right is not a waiver of that right.

(b) Subject to the terms of the Indenture, the Collateral Agent may waive any breach by the Mortgagor of its obligations under this Share Mortgage Agreement.

14.   SEVERABILITY

If a provision of this Share Mortgage Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction in respect of the Mortgagor, that shall not affect or impair the legality, validity or enforceability of such provision of this Share Mortgage Agreement under the law of any other jurisdiction or the legality, validity or enforceability of the remaining provisions of this Share Mortgage Agreement.

15.   COVENANT TO RELEASE

15.1  GENERAL RELEASE

Upon the expiry of the Security Period, and subject to Clauses 1.2(b) (Construction of specific terms) and 7.3 (Retention of charges), the Collateral Agent and each Beneficiary shall, at the request and cost of the Mortgagor, execute and do all such deeds, acts and things as may be necessary to release the Security Shares from the security constituted by this Share Mortgage Agreement.

15.2  TRANSFER OF SECURITY SHARES

If the Collateral Agent, a Receiver or their nominees shall be required to transfer the Security Shares pursuant to Clause 15.1 (General release) or otherwise, the Collateral Agent may require the transferee to accept delivery, transfer or registration of other securities of the same type, class and denomination in lieu of the Security Shares and ensure that its nominees (if any) do likewise.

16.   GOVERNING LAW

This Share Mortgage Agreement shall be governed by and construed in accordance with Hong Kong law.

17.   COUNTERPARTS

This Share Mortgage Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which is an original but all of which together constitute one and the same instrument.

IN WITNESS whereof this Share Mortgage Agreement has been duly executed and delivered as a deed on the date first written above.

                                   SCHEDULE 1

                               PART A - MORTGAGOR

LORAL SKYNET CORPORATION

Jurisdiction of Incorporation:       [PLEASE INSERT]

Registration Number:                 [PLEASE INSERT]

Registered Address:                  [PLEASE INSERT]

Notice Address:                      [PLEASE INSERT]

                                     Attn: [Secretary of State of Delaware]
                                     [PLEASE CONFIRM]

Facsimile Number:                    [PLEASE INSERT]

                           PART B - COLLATERAL AGENT

THE BANK OF NEW YORK

Registered Address:                  [PLEASE INSERT]

Notice Address:                      101 Barclay Street, 8 West
                                     New York, NY 10286

                                     Attention: Corporate Trust
                                     Division-Corporate Finance Unit

Facsimile Number:                    212-815-5707

                                   SCHEDULE 2

                                     SHARES

                  REGISTERED OWNER
 MORTGAGOR AND      (IF NOT THE
BENEFICIAL OWNER     MORTGAGOR)        ISSUER OF SHARES      DESCRIPTION OF SHARES
----------------  ----------------  ----------------------  ------------------------
  Loral Skynet      Loral Skynet      Loral Asia Pacific           99 ordinary
  Corporation       Corporation     Satellite (HK) Limited      shares of HK$0.10
                                                            each (share certificates
                                                                  no. 05 and 07)

                     SIGNATORIES TO SHARE MORTGAGE AGREEMENT

THE MORTGAGOR:

LORAL SKYNET CORPORATION

By: /s/ Richard Mastoloni
    ________________________________
    Name: Richard Mastoloni
    Title: Vice President

Notice Address:
c/o Loral Space and Communications
600 Third Avenue
New York, NY  10016
Attention: Treasurer
Tel:  212-338-5605
Fax:  212-867-9167

THE COLLATERAL AGENT

THE BANK OF NEW YORK

By: /s/ Stacey B. Poindexter
    ________________________________
    Name: Stacey B. Poindexter
    Title: Assistant Vice President

Notice Address:
101 Barclay Street, 8 West
New York, NY 10286
Attention: Corporate Trust Division-Corporate Finance Unit
Tel.:  212-815-4770
Fax:  212-815-5707

                                    CONTENTS

CLAUSE                                                                                             PAGE
1.  DEFINITIONS AND INTERPRETATION.............................................................      1
2.  COVENANT TO PAY............................................................................      4
3.  SHARE MORTGAGE.............................................................................      5
4.  PERFECTION OF SECURITY, ETC................................................................      6
5.  REPRESENTATIONS AND WARRANTIES.............................................................      8
6.  UNDERTAKINGS...............................................................................      8
7.  CONTINUING SECURITY, ETC...................................................................      8
8.  OTHER SECURITY, ETC........................................................................      9
9.  FURTHER ASSURANCES.........................................................................      9
10. MANNER OF ENFORCEMENT OF SECURITY..........................................................     10
11. RECEIVER...................................................................................     10
12. POWER OF ATTORNEY..........................................................................     12
13. WAIVERS, REMEDIES CUMULATIVE...............................................................     13
14. SEVERABILITY...............................................................................     13
15. COVENANT TO RELEASE........................................................................     14
16. GOVERNING LAW..............................................................................     14
17. Counterparts...............................................................................     14
SCHEDULE 1.....................................................................................     15
   Part A - Mortgagor..........................................................................     15
   Part B - Collateral Agent...................................................................     15
SCHEDULE 2 SHARES..............................................................................     16

                                                                         Page I

                             DATED 21 NOVEMBER 2005

                            LORAL SKYNET CORPORATION
                                  as MORTGAGOR

                                       AND

                              THE BANK OF NEW YORK
                               as COLLATERAL AGENT

                            ========================

                            SHARE MORTGAGE AGREEMENT

                            ========================

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